UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Diversicare Healthcare Services, Inc.

(Name of Registrant as Specified in Its charter)

(Name of Person(s) Filing proxy statement, if other than the Registrant)

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☒	No fee required.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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DIVERSICARE HEALTHCARE SERVICES, INC.

1621 Galleria Boulevard

Brentwood, Tennessee 37027

Dear Fellow Shareholder:

You are cordially invited to attend the 2016 annual meeting of shareholders of Diversicare Healthcare Services, Inc. (the “Company”), to be held at the Company’s offices, 1621 Galleria Boulevard, Brentwood, Tennessee 37027 on June 9, 2016, at 9:00 a.m. (Central Daylight Time).

The attached notice of annual meeting and proxy statement describe the formal business to be transacted at the meeting. Following the formal business portion of the annual meeting, there will be a report on the operations of the Company and shareholders will be given the opportunity to ask questions. At your earliest convenience, please vote using the telephone or Internet voting instructions found on the enclosed proxy card or mark, sign and return the accompanying proxy card in the enclosed postage pre-paid envelope. We hope you will be able to attend the annual meeting.

Whether or not you plan to attend the annual meeting, please vote using the telephone or Internet voting instructions found on the enclosed proxy card or complete, sign, date and mail the enclosed proxy card promptly. If you attend the annual meeting, you may revoke such proxy and vote in person if you wish, even if you have previously returned your proxy card. If you do not attend the annual meeting, you may still revoke such proxy at any time prior to the annual meeting by providing written notice of such revocation to James R. McKnight, Jr., Secretary of the Company. YOUR PROMPT COOPERATION WILL BE GREATLY APPRECIATED.

Kelly J. Gill
Chief Executive Officer

Brentwood, Tennessee

April 29, 2016

DIVERSICARE HEALTHCARE SERVICES, INC.

1621 Galleria Boulevard

Brentwood, Tennessee 37027

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Diversicare Healthcare Services, Inc.:

The annual meeting of shareholders of Diversicare Healthcare Services, Inc., a Delaware corporation (the “Company”), will be held at the Company’s offices, 1621 Galleria Boulevard, Brentwood, Tennessee 37027 on June 9, 2016, at 9:00 a.m. (Central Daylight Time) for the following purposes:

(1)	To approve an amendment to our Certificate of Incorporation to declassify our board of directors.

(2)	To elect three (3) Class 1 directors, to hold office for a one year term (or a three (3) year term if Proposal 1 is not approved) and until their successors have been duly elected and qualified;

(3)	To approve an amendment to the 2008 Stock Purchase Plan to increase the number of shares available under the plan by 200,000 shares and extend the term of the plan to April 2028;

(4)	To approve, on an advisory basis, the compensation paid to our named executive officers;

(5)	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2016; and

(6)	To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

The proxy statement and form of proxy accompanying this notice are being mailed to shareholders on or about April 29, 2016. Only shareholders of record at the close of business on April 27, 2016, are entitled to notice of and to vote at the meeting and any adjournment thereof.

Your attention is directed to the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the meeting.

We hope very much that you will be able to be with us. The Company’s board of directors urges all shareholders of record to exercise their right to vote at the annual meeting of shareholders personally or by proxy. Accordingly, we are sending you the accompanying proxy statement and the enclosed proxy card.

Your representation at the annual meeting of shareholders is important. To ensure your representation, whether or not you plan to attend the annual meeting, please vote using the telephone or Internet voting instructions found on the enclosed proxy card or complete, date, sign and return the enclosed proxy card in the postage-paid envelope provided. Should you desire to revoke your proxy, you may do so at any time before it is voted in the manner provided in the accompanying proxy statement.

By Order of the Board of Directors,

James R. McKnight, Jr., Secretary

Brentwood, Tennessee

April 29, 2016

DIVERSICARE HEALTHCARE SERVICES, INC.

1621 Galleria Boulevard

Brentwood, Tennessee 37027

PROXY STATEMENT

The board of directors of Diversicare Healthcare Services, Inc. (“Diversicare” or the “Company”) is soliciting proxies for this year’s annual meeting of shareholders. This proxy statement contains important information for you to consider when deciding how to vote on matters brought before the meeting. Please read it carefully.

The board has set April 27, 2016, as the record date for the meeting. Shareholders who owned Diversicare common stock on that date are entitled to receive notice of and vote at the meeting. On the record date there were [6,211,202] shares of Diversicare common stock and no shares of preferred stock outstanding. Holders of the Company’s common stock are entitled to one vote per share owned of record. Cumulative voting is not permitted. The Company has the authority to issue shares of preferred stock in one or more series, although no series of preferred stock are currently outstanding.

This proxy statement and enclosed proxy were initially mailed or delivered to shareholders on or about April 29, 2016. The Company’s Annual Report for the fiscal year ended December 31, 2015, is being concurrently mailed or delivered with this proxy statement to shareholders entitled to vote at the annual meeting. The Annual Report is not to be regarded as proxy soliciting material. In addition, this proxy statement and the Annual Report are available on our website at www.DVCR.com.

Why am I receiving this proxy statement and proxy form?

You are receiving this proxy statement and proxy form because you own shares of Diversicare common stock. This proxy statement describes issues on which you are entitled to vote. If your shares are registered in your name with the Company’s transfer agent, you are considered to be the owner of record of those shares and these proxy materials are being sent to you directly. When you sign the proxy form, you appoint Kelly J. Gill, the Company’s Chief Executive Officer, and James R. McKnight, Jr., the Company’s Secretary, or either of them, as your representative at the meeting. Mr. Gill and Mr. McKnight will vote your shares at the meeting as you have instructed on the proxy form. This way, your shares will be voted even if you cannot attend the meeting.

If your shares are not voted in person or by telephone or on the Internet, they cannot be voted on your behalf unless you provide our Secretary with a signed proxy authorizing another person to vote on your behalf. Even if you expect to attend the meeting in person, in order to ensure that your shares are represented, please vote using the telephone or Internet voting instructions found on the enclosed proxy card or complete, sign and date the enclosed proxy form and return it promptly.

If your shares are held in a brokerage account or in the name of another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, trustee or nominee together with a voting instruction form. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote your shares. Since a beneficial owner is not the owner of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the annual meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Who is soliciting my proxy and who is paying the cost of the solicitation?

The Company’s board of directors is sending you this proxy statement in connection with its solicitation of proxies for use at the 2016 annual meeting. Certain of our directors, officers and employees may solicit proxies by mail, telephone, facsimile or in person. The Company will pay for the costs of solicitation. Diversicare has decided to engage Georgeson Inc. to assist in the solicitation of proxies on behalf of the board of directors. As of the date of this proxy, we expect to pay Georgeson a customary fee of approximately $7,000 plus expenses for its assistance. We do not expect to pay any other compensation for the solicitation of proxies, except to brokers, nominees and similar record holders for reasonable expenses in mailing proxy materials to beneficial owners of the Company’s common stock.

What am I voting on?

At the annual meeting you will be asked to vote on five proposals. The first proposal is an amendment to our Certificate of Incorporation to declassify our board of directors. The second proposal is the election of three “Class 1 Directors” to serve a one-year term (or three-year term if Proposal 1 is not approved) on the Company’s board of directors. The third proposal is an amendment to the 2008 Stock Purchase Plan to increase the number of shares available under the plan by 200,000 shares and to extend the term of the plan. The fourth proposal is an advisory vote on the Company’s compensation paid to our named executive officers. The fifth proposal is to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm.

Who is entitled to vote?

Only shareholders who owned Diversicare common stock as of the close of business on the record date, April 27, 2016, are entitled to receive notice of the annual meeting and to vote the shares that they held on that date at the meeting, or at any postponement or adjournment of the meeting.

How do I vote?

You may vote your shares either in person at the annual meeting, by telephone, on the Internet or by mail. To vote by mail, you should mark, date, sign and mail the enclosed proxy in the prepaid envelope provided. Instructions for voting on the Internet or by telephone may be found in the Proxy Voting Instructions accompanying the proxy card. If your shares are registered in your own name and you attend the meeting, you may deliver your completed proxy in person. “Street name” shareholders, that is, those shareholders whose shares are held in the name of and through a broker or nominee, who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares if they did not receive one directly. Shares held in street name may also be eligible for Internet or telephone voting in certain circumstances if the owner did not receive a proxy form directly.

Can I change my vote after I return my proxy form?

Yes. You may revoke your proxy and change your vote at any time before the proxy is exercised by filing with Mr. McKnight either a written notice of revocation or another signed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and inform the Secretary that you wish to revoke or replace your proxy. Your attendance at the meeting will not by itself revoke a previously granted proxy. If you hold your shares in street name through a broker, bank or other nominee, you may revoke your proxy by following instructions provided by your broker, bank or nominee. No notice of revocation or later-dated proxy will be effective until received by Mr. McKnight at or prior to the annual meeting.

What is the board’s recommendation and how will my shares be voted?

The board recommends a vote FOR proposals 1, 2, 3, 4 and 5. If properly signed and returned in time for the annual meeting, the enclosed proxy will be voted in accordance with the choices specified thereon. If any other matters are properly considered at the meeting, Mr. Gill and Mr. McKnight will vote as recommended by the board of directors on such matters, or if the board does not give a recommendation, Mr. Gill and Mr. McKnight will have discretion to vote as they think best on such matters, in each case to the extent permitted under the Federal Securities Laws. If you return a signed proxy, but do not specify a choice, Mr. Gill and Mr. McKnight, as the persons named as the proxy holder on the proxy form, will vote as recommended by the board of directors. If a broker submits a proxy that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present for purposes of determining the presence of a quorum but will not be considered as present and entitled to vote with respect to such matters. Abstentions will be counted as shares that are present for purposes of determining the presence of a quorum and are counted in the tabulations of votes cast on proposals presented to shareholders. Each proposal is tabulated separately.

Will my shares be voted if I do not sign and return my proxy form?

If your shares are registered in your name and you do not return your proxy form or do not vote in person at the annual meeting, your shares will not be voted. If your shares are held in street name and you do not submit voting instructions to your broker, your broker may vote your shares for you. Brokers normally have discretion to vote on routine matters, such as ratification of auditors, but not on non-routine matters, such as shareholder proposals. Uncontested director elections are no longer considered routine matters and brokers no longer have discretion to vote on any director election.

How many votes are needed to hold the annual meeting?

As of the record date, the Company had a total of [6,211,202] shares of outstanding common stock. A majority of the Company’s outstanding shares as of the record date (a quorum) must be present at the annual meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if: (a) a shareholder is present and votes in person at the meeting; (b) a shareholder has properly submitted a proxy form, even if the shareholder marks abstentions on the proxy form; or (c) a broker or nominee has properly submitted a proxy form, even if the broker does not vote because the beneficial owner of the shares has not given the broker or nominee specific voting instructions and the broker or nominee does not have voting discretion (a “broker non-vote”). A share, once represented for any purpose at the meeting, is deemed present for purposes of determining a quorum for the meeting (unless the meeting is adjourned and a new record date is set for the adjourned meeting), even if the holder of the share abstains from voting with respect to any matter brought before the meeting.

What vote is required to adopt the proposals to be considered at the meeting?

The amendment to the Certificate of Incorporation of the Company requires the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of common stock. Abstentions and broker non-votes have the same effect as a vote against Proposal 1.

The nominees for director who receive the highest number of FOR votes cast will be elected. Withheld votes and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors.

Approval of Proposals 3, 4 and 5 requires the affirmative vote of the holders of at least a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. Abstentions are shares that are present and entitled to vote, so abstentions have the same effect as a vote against Proposals 3, 4 and 5. Broker non-votes are not considered shares that are entitled to vote and thus will have no effect on the outcome of the vote for these proposals. Proposals 4 and 5 are advisory votes and do not obligate the Company to take any action.

Can I vote on other matters or submit a proposal to be considered at the meeting?

The Company has not received timely notice of any other shareholder proposals to be considered at the annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. Shareholders may submit matters for a vote without inclusion in this proxy statement only in accordance with Rule 14a-4(c) or the Company’s bylaws. The Company does not intend to present any other business at the annual meeting and does not know of any other business intended to be presented other than as discussed or referred to in this proxy statement (the date specified in the Company’s bylaws for advance notice of proposals by shareholders has passed). If any other matters properly come before the annual meeting, the persons named in the accompanying proxy card will vote the shares represented by the proxy in the manner as the board of directors may recommend, or in their discretion.

It is contemplated that the Company’s 2017 annual meeting of shareholders will take place in June 2017. Shareholders’ proposals will be eligible for consideration for inclusion in the proxy statement for the 2017 annual meeting pursuant to Rule 14a-8 if such proposals are received by the Company before the close of business on December 30, 2016. Notices of shareholders’ proposals submitted outside the processes of Rule 14a-8 will generally be considered timely (but not considered for inclusion in our proxy statement), pursuant to the advance notice requirement set forth in the Company’s by-laws. For shareholders seeking to present a proposal at the 2017 annual meeting without inclusion of such proposal in the Company’s proxy materials, the proposal should be received by the Company no later than March 1, 2017.

Are there any dissenters’ rights or appraisal rights with respect to any of the proposals described in this proxy statement?

There are no appraisal rights or similar rights of dissenters with respect to the matters to be voted upon.

How do I communicate with directors?

The board has established a process for shareholders to send communications to the board or any of the directors. Shareholders may send communications to the board or any of the directors by sending such communication addressed to the board of directors or any individual director c/o Diversicare Healthcare Services, Inc., 1621 Galleria Boulevard, Brentwood, Tennessee 37027. All communications will be compiled and submitted to the board or the individual directors on a monthly basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

How much stock do each of the Company’s directors, executive officers, and principal shareholders own?

The Company is authorized to issue 20,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of April 27, 2016, there were [6,211,202] shares of common stock outstanding and no shares of preferred stock outstanding. The following table shows, as of April 27, 2016, the amount of Diversicare common stock beneficially owned (unless otherwise indicated) by (a) each director and director nominee; (b) each of the Named Executive Officers (as defined in “Executive Compensation,” below); (c) all of the Company’s directors and executive officers as a group; and (d) each shareholder known by the Company to be the beneficial owners of more than 5% of the outstanding shares of Diversicare common stock. Based on information furnished by the owners and except as otherwise noted, the Company believes that the beneficial owners of the shares listed below, have, or share with a spouse, voting and investment power with respect to the shares. The address for all of the persons listed below is 1621 Galleria Boulevard, Brentwood, Tennessee 37027, except as otherwise listed in the table below.

	Shares Beneficially Owned
Name	Number (1)	Percent(2)
Chad A. McCurdy (3)	1,285,791	20.6%

Wallace E. Olson (5)	558,233	9.0%

Osmium Partners, LLC (8)	469,360	7.6%
300 Drakes Landing Road, Suite 172
Greenbrae, CA 94904
Altrinsic Global Advisors, LLC (6)	443,952	7.1%
100 First Stamford Place, 6th Floor
Stamford, CT 06902

Central Funding, LLC (7)	400,000	6.4%
700 Chappell Road
Charleston, WV 25304

	Shares Beneficially Owned
Name	Number (1)	Percent(2)
Covington Health Group, LLC(4)	368,060	5.9%
1175 Peachtree Street, Suite 1230
Atlanta, GA 30361

Kelly J. Gill(9)	301,552	4.8%
James R. McKnight, Jr.(10)	62,698	1.0%
Leslie D. Campbell (12).	52,146	*
Richard M. Brame (11)	46,257	*
Robert Z. Hensley (13)	43,691	*
William C. O’Neil, Jr. (14)	38,691	*
Robert A. McCabe, Jr. (15)	8,013	*
All directors and executive officers as a group (9 persons) (16)	2,397,072	37.7%

*	less than 1%
(1)	Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws, where applicable.
(2)	The percentages shown are based on [6,211,202] shares of common stock outstanding plus, as to each individual and group listed, the number of shares of common stock deemed to be owned by such holder pursuant to Rule 13d-3 under the Exchange Act, assuming exercise of options or SOSARs held by such holder that are exercisable within 60 days of April 27, 2016.
(3)	Mr. McCurdy’s shares include 15,000 shares owned by dependent children and 1,017,600 owned by Marlin Capital Partners, LLC of which Mr. McCurdy is the Managing Partner. Includes 17,000 shares purchasable upon exercise of options and SOSARs, 2,333 shares of restricted stock and 26 dividend equivalent shares accumulated on the restricted stock.
(4)	Based solely on Schedule 13D/A filed by Covington Health Group, LLC on April 10, 2014. Includes 215,060 shares owned by John E. McMullan; 123,000 shares owned by John F. McMullan; 30,000 shares owned by Camden Real Estate Company; all of which were included in the April 10, 2014, 13D/A as part of a group.
(5)	Mr. Olson’s shares include 1,300 shares owned jointly with his daughter and 544,242 owned by a partnership controlled by Mr. Olson. Includes 4,000 shares purchasable upon exercise of options and SOSARs, 2,333 shares of restricted stock and 26 dividend equivalent shares accumulated on the restricted stock.
(6)	Based solely on a Form 13F-HR filed by Altrinsic Global Advisors, LLC on February 12, 2016.
(7)	Based solely on a Form SC 13G filed by Central Funding, LLC on December 19, 2014.
(8)	Based solely on a Form SC 13G filed by Osmium Partners, LLC on February 16, 2016.
(9)	Includes 100,000 shares purchasable upon exercise of options and SOSARs, 50,000 shares of restricted stock and 1,077 divided equivalent shares accumulated on the restricted stock. Ownership does not include 21,654 restricted share units (including dividend equivalents) purchased in March 2015 and 2016 in lieu of cash bonuses. Restricted share units will be converted to shares and delivered in March 2017 and 2018, respectively.
(10)	Includes 25,000 shares of restricted stock and 537 dividend equivalent shares accumulated on the restricted stock. Ownership does not include 10,507 restricted share units (including dividend equivalents) purchased in March 2015 and 2016 in lieu of cash bonuses. Restricted share units will be converted to shares and delivered in March 2017 and 2018, respectively.
(11)	Mr. Brame’s shares include 2,450 shares owned by his spouse. Includes 4,000 shares purchasable upon exercise of options and SOSARs, 2,333 shares of restricted stock and 26 dividend equivalent shares accumulated on the restricted stock.
(12)	Includes 25,000 shares of restricted stock and 537 dividend equivalent shares accumulated on the restricted stock. Ownership does not include 12,935 restricted share units (including dividend equivalents) purchased in March 2015 and 2016 in lieu of cash bonuses. Restricted share units will be converted to shares and delivered in March 2017 and 2018, respectively.
(13)	Includes 4,000 shares purchasable upon exercise of options and SOSARs, 2,333 shares of restricted stock and 26 dividend equivalent shares accumulated on the restricted stock.
(14)	Includes 4,000 shares purchasable upon exercise of options and SOSARs, 2,333 shares of restricted stock and 26 dividend equivalent shares accumulated on the restricted stock.
(15)	Includes 5,000 shares purchasable upon exercise of options and SOSARs, 2,000 shares of restricted stock and 13 dividend equivalent shares accumulated on the restricted stock.
(16)	Includes 138,000 shares purchasable upon exercise of options and SOSARs, 113,665 shares of restricted stock and 2,294 dividend equivalent shares accumulated on the restricted stock.

PROPOSAL 1

AMENDMENT TO CERTIFICATE OF INCORPORATION

Proposal No. 1: Declassify the Board of Directors

Item 3 of ARTICLE NINTH of our Certificate of Incorporation (the “Certificate”) currently provides that our board of directors shall be classified in three classes, as nearly equal in size as possible, with each class serving for a term of three years. On April 14, 2016, our board unanimously adopted a proposal to amend our Certificate to remove the provisions providing for a classified board, subject to shareholder approval of the amendment, so that each director would stand for re-election on an annual basis.

The nominating and corporate governance committee recommended that the Company declassify its board of directors. The nominating and corporate governance committee has considered carefully the advantages and disadvantages of maintaining a classified board structure. After this assessment, the full board of directors, upon the recommendation of the nominating and corporate governance committee, has decided that this is an appropriate time to propose declassifying the board. This determination by the board of directors furthers its goal of ensuring that the Company’s corporate governance policies maximize management accountability to shareholders and would, if adopted, allow shareholders the opportunity each year to register their views on the performance of the board of directors.

The proposed amendment to our Certificate eliminates the classification of the board and provides for the annual election of all directors. If the Proposal No. 1 is approved, the declassification of our board will be phased in over a three year period beginning at our 2016 annual meeting. The term of the Class 1 directors elected at the 2016 annual meeting and any director chosen as a result of a newly created directorship or to fill a vacancy following such election would expire at the next annual meeting of shareholders. Directors elected by shareholders before the 2016 annual meeting of shareholders will serve out their three year terms, and the entire Board will be elected annually commencing with the 2018 annual meeting of shareholders

The approval of Proposal No. 1 will not change the present number of directors or the board’s authority to change that number and to fill any vacancies or newly created directorships.

Approval of Proposal No. 1 will result in the amendment of Item 3 of ARTICLE NINTH of the Company’s existing Certificate by deleting Item 3 of ARTICLE NINTH in its entirety and replacing it with the following:

3. Beginning with the 2016 annual meeting of stockholders and at each annual meeting thereafter, the term of office of each director elected at the annual meeting of stockholders, or elected or appointed at any time in the period between annual meetings of stockholders, shall expire at the next annual meeting of stockholders following such election or appointment. Nothing in this Item 3 of ARTICLE NINTH shall shorten the term of any director elected before the 2016 annual meeting of stockholders. Each director elected or appointed shall serve until his or her successor is elected and qualified, or until his or her earlier death, resignation, removal, or disqualification.

In addition, the Company’s bylaws also provide for a classified board, however; the board of directors has approved an amendment to the bylaws, effective immediately after the Annual Meeting (and subject to the approval of Proposal No. 1), to eliminate the bylaw provisions relating to the classified board.

The declassification of the board, if approved by our shareholders, would become effective upon the filing of articles of amendment to our Certificate with the Secretary of State of the State of Delaware, which is expected to occur promptly after the annual meeting. The exact timing of the filing of the articles of amendment will be determined by the board of directors. Filing the article amendment is a necessary step in order to affect the declassification of the board.

The Company’s existing Certificate provides that any amendment to this provision of the Certificate may only be approved by the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the Company’s outstanding voting stock. Therefore, approval of Proposal No. 1 requires the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Common Stock entitled to vote. Abstentions and “broker non-votes” will have the same effect as votes against this proposal.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED THE AMENDMENT TO THE CERTIFICATE AS SET FORTH ABOVE. The board of directors recommends that shareholders vote “FOR” Proposal No. 1.

PROPOSAL 2

ELECTION OF DIRECTORS

How many directors are nominated?

The Company’s Certificate provides that the number of directors to be elected by the shareholders shall be at least three and not more than 15, as established by the board of directors from time to time. The number of directors is currently set at seven.

The Certificate currently requires that the Company’s board of directors be divided into three classes which are as nearly equal in number as possible.

In Proposal No. 1 of this proxy statement, we have asked our shareholders to consider and vote upon a proposal to amend our Certificate to eliminate the staggered board provisions and provide that each member of our board of directors will be elected annually. If Proposal No. 1 is approved by our shareholders, the nominees listed below, if elected to the board at the annual meeting will hold office only until the 2017 annual meeting. However, the approval of the Proposal No. 1 will not impact the terms of the Class 2 or Class 3 directors. The Class 2 directors will remain directors until their existing term ends in 2017 and the Class 3 directors will remain directors until their existing term ends in 2018. Thus at the 2017 annual meeting, the Class 1 and Class 2 directors will be considered for reelection and in 2018 the entire board will be considered for reelection. If Proposal No. 1 is not approved by our shareholders, the nominees listed below, if elected to the board at the Annual Meeting, will hold office until the 2019 annual meeting.

What happens if a nominee refuses or is unable to stand for election?

The board may reduce the number of seats on the board or designate a replacement nominee. If the board designates a replacement nominee, we will file and deliver an amended proxy statement that (1) identifies the replacement nominee, (2) discloses that such nominee has consented to being named in the revised proxy statement and to serve if elected, and (3) includes the information with respect to the replacement nominee that is required to be disclosed by the Securities and Exchange Commission’s proxy solicitation rules of the Exchange Act. Only after such supplemental disclosure will the shares represented by proxy be voted FOR the replacement nominee. The board presently has no knowledge that any nominee will refuse, or be unable, to serve.

Must director nominees attend our annual meeting?

It is the Company’s policy that all of its directors attend the annual meeting, if possible. All of the directors attended the 2015 annual meeting of shareholders. All directors and all nominees, other than Mr. Hensley, who will be out of the country, are expected to be in attendance at the 2016 meeting.

Who are the board nominees?

Information regarding the nominees is provided below, including name, age, principal occupation during the past five years, the year first elected as a director of the Company and the expiration date of each such director’s term. Each of the Class 1 nominees for director is presently a director of the Company.

The following directors have been nominated to continue in office for a new term or until the election and qualification of their successors in office:

Information about Class 1 Director Nominees – Current Term Ending 2016

Name of Director	Age	Director Since	Principal Occupation Last Five Years

William C. O’Neil, Jr.	81	Inception	Member of the Board of Directors of the Company since 1994; Private Investor. The board believes that Mr. O’Neil’s extensive leadership experience, healthcare industry experience, and knowledge of the Company derived from his years of service on our board qualify him to continue to serve in that position.

Robert Z. Hensley	58	July 2005	Member of the Board of Directors of the Company since July 2005; director, Community Healthcare Trust from May 2015 to present; Senior Advisor to Alvarez & Marsal, LLC Transaction Advisory Group from June 2008 to present; director, four privately held companies from 2010 to present; managing member and principal owner of two real estate and rental property development companies from 2001 to present. Served as director of Capella Healthcare Inc. from 2009 to 2015, Greenway Medical Technologies from 2011 to 2013, Comsys IT Partners, Inc. and Spheris, Inc. from 2006 to 2010 and HealthSpring, Inc. from 2006 to 2012; Mr. Hensley holds a Master of Accountancy degree, a BS in Accounting and is a Certified Public Accountant. The board believes that Mr. Hensley’s extensive leadership experience, healthcare and public accounting experience, and knowledge of the Company derived from his years of service on our board qualify him to continue to serve in that position.

Robert A. McCabe, Jr.	65	October 2015	Member of the Board of Directors of the Company since October 2015; chairman of Pinnacle Financial Partners in Nashville, Tennessee from February 2000 to present; director and past chairman of Nashville Electric Service, a municipal electric distribution company, from 2009 to present; director of National Health Investors, Inc. from 2001 to present; director of SSC Services from 2000 to 2010; he is a member of the World President’s Organization and Chief Executives Organization. He is also the past chairman of the Middle Tennessee Boy Scout Council, the Nashville Symphony and the Nashville Downtown Partnership and past chairman of the Board of Trustees of the Ensworth School and Cheekwood Botanical Gardens and Museum of Art. Mr. McCabe received his MBA from the University of Tennessee and completed the Advanced Management Program of Harvard Business School. The board believes that Mr. McCabe’s extensive leadership experience, his understanding of finance, accounting and the banking industry, and his independence from the Company qualify him to serve on the Board.

Who are the Continuing Directors?

The following directors will continue in office for the remainder of their respective terms or until the election and qualification of their respective successors in office:

Information about Class 2 Continuing Directors – Current Term Ending 2017

Name of Director	Age	Director Since	Principal Occupation Last Five Years

Wallace E. Olson	69	March 2002	Member of the Board of Directors since March 2002; Vice Chairman of the Board of Directors from June 2014 to June 2015; Chairman of the Board of Directors of the Company from October 2002 to June 2014; He has been a private investor, managing his personal finances, since May 1996. The board believes that Mr. Olson’s leadership experience, financial experience, and knowledge of the Company derived from his years of service on our board qualify him to continue to serve in that position.

Chad A. McCurdy	48	March 2008	Chairman of the Board of Directors since June 2014; Vice Chairman of the Board of Directors from July 2011 to June 2014; Member of the Board of Directors of the Company since March 2008; Managing Partner of Marlin Capital Partners, LLC from 2004 to present; He operates a stock brokerage business, a private real estate investment company and a non-profit foundation. Mr. McCurdy is a graduate of Southern Methodist University, Cox School of Business. The board believes that Mr. McCurdy’s leadership experience, financial industry experience, and knowledge of the Company qualify him to continue to serve in that position.

Information about Class 3 Continuing Directors – Current Term Ending 2018

Name of Nominee	Age	Director Since	Principal Occupation Last Five Years

Kelly J. Gill	61	November 2011	Member of the Board of Directors of the Company since November 2011; President and Chief Executive Officer of the Company since November 2011; Chief Operating Officer of the Company from April 2010 to October 2011; President and CEO of Hallmark Rehabilitation GP, LLC and Hospice Care of the West, subsidiaries of Skilled Healthcare Group, Inc. from March 2009 to March 2010; Chief Operating Officer of Outpatient Imaging Affiliates from 2001 to 2008. The board believes that Mr. Gill’s extensive leadership experience, healthcare industry experience and knowledge of the Company derived from his service qualify him to continue to serve in that position.

Richard M. Brame	62	December 2002	Member of the Board of Directors of the Company since December 2002; thirty plus years of experience as owner/operator of skilled nursing centers and a licensed Nursing Home Administrator early in his career; Owner of LTC Business Insurance, LLC, February 2013 to present; President of Regency Health Management, LLC from July 1999 to March 2008 and June 2010 to February 2013; Secretary-Treasurer of Regency Rehab and Skilled Nursing, LLC, June 2010 to April 2014. The board believes that Mr. Brame’s extensive leadership experience, healthcare industry experience, and knowledge of the Company derived from his years of service on our board qualify him to continue to serve in that position.

Is the board independent?

The board of directors has determined that six of the Company’s current seven directors, i.e., all of the non-management directors, are independent as NASDAQ defines independence under NASDAQ Rule 5605(a)(2). The Company’s non-management directors meet in executive sessions, without management present, on a regular basis.

What is our board structure?

The board does not have a policy regarding the separation of the roles of chief executive officer and chairman of the board as the board believes it is in the best interests of the Company to make that determination based on the current membership of the board and position of the Company. The board has determined that having an independent director serve as chairman is in the best interest of the Company’s shareholders at this time. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing board priorities and procedures. Further, this structure permits the chief executive officer to focus on the management of the Company’s day-to-day operations.

How does the board manage the Company’s risks?

Management of risk is the direct responsibility of the Company’s CEO and the senior leadership team. The board of directors oversees and reviews certain aspects of the Company’s risk management efforts. Our full board regularly engages in discussions of risk management and receives reports on risk management from members of management. Each of our board committees also considers the risk within its areas of responsibility. In addition, the Company established a risk management committee of the board as described below. We believe this structure provides effective oversight of the risk management function.

What committees has the board established?

The board of directors has established an audit committee, a compensation committee, a nominating and corporate governance committee and a risk management committee.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee’s purpose is to (1) identify individuals qualified to serve on the board and to recommend that the board select director nominees to be considered for election at the Company’s next annual meeting of shareholders, (2) identify members of the board to serve on each board committee, (3) develop and revise as appropriate corporate governance guidelines applicable to the Company and (4) oversee the evaluation by the board of itself and its committees. The Company’s Corporate Governance Guidelines and nominating and corporate governance committee charter are posted on the Company’s website at www.DVCR.com.

The nominating and corporate governance committee believes that any nominee that it recommends for a position on the Company’s board of directors must possess high standards of personal and professional integrity, and have demonstrated business judgment and such other characteristics as it deems appropriate to demonstrate that he or she would be effective, in conjunction with the other directors and nominees for director, in serving the best interests of the Company’s shareholders. The nominating and corporate governance committee’s assessment of existing directors and new director nominees includes issues of diversity, age, contribution to the meetings, the ability to work with other directors and skills such as understanding of long-term health care, healthcare background, and the perceived needs of the board at that point in time. The nominating and corporate governance committee may solicit recommendations for director nominees from other directors, the Company’s executive officers or any other source that it deems appropriate. To evaluate any potential nominee, the nominating and corporate governance committee will review and evaluate the qualifications of any proposed director candidate and conduct inquiries into his or her background to the extent that it deems appropriate under the circumstances.

The nominating and corporate governance committee will review and evaluate the qualifications of any director candidates who have been recommended by shareholders of the Company in compliance with the policies described above. Any shareholder submitting a recommendation for a director candidate must submit it to the secretary at the Company’s corporate headquarters no later than the 120th calendar day before the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting. The secretary of the Company will forward all recommendations to the nominating and corporate governance committee. The shareholder’s recommendation must include information about the shareholder making the recommendation and about the proposed director candidate. All proposed director candidates will be evaluated in the same manner, regardless of the source of the initial recommendation.

The nominating and corporate governance committee is composed of Mr. McCabe as chairman, Mr. O’Neil, Mr. Olson and Mr. Hensley. The board believes that each member of the nominating and corporate governance committee is independent under the NASDAQ rules. During 2015, the nominating and corporate governance committee held five meetings, two of which were telephonic.

Audit Committee. The Company has a separately designated standing audit committee that is established in accordance with Section 3(a)(58)(A) of the Exchange Act. The audit committee supervises matters relating to the audit function, reviews the Company’s quarterly reports, and reviews and approves the annual report of the Company’s independent registered public accounting firm. The audit committee also has oversight with respect to the Company’s financial reporting, including the annual and other reports to the Securities and Exchange Commission and the annual report to the shareholders. The audit committee is composed of Mr. Hensley as chairman, Mr. Brame, Mr. McCabe, Mr. McCurdy, Mr. O’Neil and Mr. Olson. The board of directors, in its business judgment, has determined that all members of the audit committee are independent directors, qualified to serve on the audit committee pursuant to Rule 5605(a)(2) under NASDAQ’s Rule 5605(c)(2)(A) regarding heightened independence standards for audit committee members. The board has determined that Mr. Hensley qualifies as an “audit committee financial expert” as described in Regulation S-K Item 407(d). There were four meetings of the audit committee during 2015. The audit committee has adopted a written charter, a copy of which is posted on our web site at www.DVCR.com.

Compensation Committee. The compensation committee is composed of Mr. Olson as chairman, Mr. Brame and Mr. McCurdy. The board believes that each member of the compensation committee is independent under the NASDAQ rules. Responsibilities of this committee include approval of remuneration arrangements for executive officers of the Company, review of compensation plans relating to executive officers, including benefits under the Company’s compensation plans, and general review of the Company’s employee compensation policies. At the committee’s discretion, the approval of stock option awards to employees, other than to the Company’s executive officers, may be delegated to the Company’s executive officers. The compensation committee has adopted a written charter, a copy of which is posted on our website at www.DVCR.com. During 2015, the compensation committee held three meetings, one of which was telephonic.

Risk Management Committee. The risk management committee is composed of Mr. Brame as chairman, Mr. Hensley and Mr. McCurdy. The board believes that each member of the risk management committee is independent under the NASDAQ rules. Responsibilities of this committee are to (1) assess and provide oversight to management relating to the identification and evaluation of professional liability and other risks inherent in the business of the Company and the control processes with respect to such risks; (2) oversee the risk management, compliance and control activities with respect to professional liability claims of the Company; (3) oversee the integrity of the Company’s systems of operation controls regarding professional liability risks and (4) assess and provide oversight and approval to management with respect to settlement of material professional liability claims. The risk management committee has adopted a written charter, a copy of which is posted on our website at www.DVCR.com. During 2015, the risk management committee held four meetings.

How often did the board of directors meet during 2015?

During 2015, the board of directors held five meetings, one of which was telephonic. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the board of directors and (ii) the total number of meetings held by all committees on which the individual director served.

How are directors compensated?

During 2015, the nominating and corporate governance committee engaged Compensation Strategies to review the Company’s director compensation. In July 2015, the nominating and corporate governance committee recommended and the full board approved a revised director compensation plan. Under the revised director compensation, directors who are not officers, employees or consultants of the Company (currently directors Brame, Hensley, McCurdy, McCabe, O’Neil and Olson) receive a director’s fee of $40,000 annually, $2,500 per board meeting attended, and $2,000 for each planned committee meeting. The audit committee has four planned meetings each year, and the nominating and corporate governance committee and the compensation committee each have two planned meetings during the year. Board and committee chair annual retainers consist of $45,000 for the board chair, $17,500 for the audit chair, $15,000 for the risk management chair, $12,500 for the compensation chair and $10,000 for the nominating and corporate governance chair, with each retainer paid in quarterly installments. Additional telephonic board and committee meetings and non-planned committee meetings on the day of other meetings are paid at $750 each. Directors are also entitled to participate in the Company’s health care plan. In addition, as part of the new director compensation plan, the board granted a one-time grant of 5,000 shares of common stock to each non-employee director. Directors who are officers or employees of the Company or its affiliates have not been compensated separately for services as a director. Directors are reimbursed for expenses incurred in connection with attendance at board and committee meetings.

In March 2015, each non-employee director was granted 333 shares of restricted stock. This restricted stock vests one-third on each of the first, second and third anniversaries of the grant date. On June 4, 2015, each non-employee director was granted 5,000 shares of common stock of the Company. As part of the revised director compensation plan discussed above, in March 2016, each non-employee director was granted 2,000 shares of restricted stock. This restricted stock vests one-third on each of the first, second and third anniversaries of the grant date. The 2,000 shares of restricted stock were granted in 2016 and therefore are not included in the table below. The following table shows the compensation of each of our non-employee directors during 2015.

	Non-Employee Director Compensation For the Year Ended December 31, 2015
	Fees Earned or Paid in Cash
Director	Regular Fees ($)(1)	Supplemental Fees ($)(2)		Equity Awards ($)(3)		All Other Compensation ($)		Total ($)
Wallace E. Olson	35,000	40,500	(5)	68,263		11,847	(4)	155,610
Chad A. McCurdy	35,000	73,000	(6)	68,263		17,022	(4)	193,285
William C. O’Neil	35,000	37,500	(7)	68,263		—		140,763
Richard M. Brame	35,000	51,500	(8)	68,263		11,377	(4)	166,140
Robert Z. Hensley	35,000	53,000	(9)	68,263		—		156,263
Robert A. McCabe, Jr.	10,000	4,500	(10)	63,029	(10)	—		77,529

(1)	“Regular fees” represent an annual directors’ fee of $35,000 paid to directors who are not officers, employees, or consultants of the Company. The regular fees were increased effective July of 2015 from $30,000 annually to $40,000 annually.
(2)	“Supplemental fees” are paid to directors for attendance at board meetings and committee meetings.
(3)	The compensation related to equity awards is based on equity grants valued under the assumptions contained in Note 8 to our Consolidated Financial Statements and is non-cash in nature. Such compensation is recognized over the vesting period of the equity awards. The compensation included in this table represents the aggregate grant date fair value of the 333 shares of restricted stock and the 5,000 shares of common stock granted during 2015.
(4)	Includes insurance premiums paid by the Company for non-employee directors.
(5)	Mr. Olson received $5,000 for serving as vice-chair of the board meetings until June 2015. Effective June 4, 2015, he became chair of the compensation committee and was paid $6,250 for serving in that capacity for the remainder of 2015.
(6)	Mr. McCurdy received $32,500 for serving as chairman of the board during 2015. Mr. McCurdy received $3,750 for serving as chair of the compensation committee until June 2015.
(7)	Mr. O’Neil received $8,750 for serving as chair of the nominating and corporate governance committee meeting during 2015.
(8)	Mr. Brame received $14,750 as chair of the risk management committee.
(9)	Mr. Hensley received $16,250 for serving as chair of the audit committee.
(10)	Mr. McCabe became a member of the board effective October 6, 2015 and received fees for the fourth quarter of 2015. In addition, Mr. McCabe was granted an option to purchase 15,000 shares of common stock on October 6, 2015.

What is the board’s recommendation with respect to the election of the Class 1 Directors?

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED ABOVE.

EXECUTIVE OFFICERS

Who are the Company’s executive officers?

The following table sets forth certain information concerning the executive officers of the Company as of April 27, 2016.

Name of Officer	Age	Officer Since	Position with the Company

Kelly J. Gill	61	April 5, 2010	Member of the Board of Directors of the Company since November 2011; President and Chief Executive Officer of the Company since November 2011; Chief Operating Officer of the Company from April 2010 to October 2011; President and CEO of Hallmark Rehabilitation GP, LLC and Hospice Care of the West, subsidiaries of Skilled Healthcare Group, Inc. from March 2009 to March 2010; Chief Operating Officer of Outpatient Imaging Affiliates from 2001 to 2008.

Leslie D. Campbell	48	January 1, 2013	Executive Vice President and Chief Operating Officer of the Company since January 2013; Senior Vice President of Operations of Golden Living from 2011 to 2012; Division President of Golden Living 2008 to 2011; Director of Operations of Golden Living/Beverly Enterprises 2003 to 2008.

James R. McKnight, Jr.	41	August 20, 2012	Executive Vice President and Chief Financial Officer of the Company since August 2012. Vice President of Finance then Chief Financial Officer of NuScriptRX from 2009 to 2012; Vice President and Corporate Controller of I-trax, Inc. and its successor Take Care Health (a Walgreen’s Company) from 2005 to 2009; Director of Financial Reporting and Quality Assurance of American HomePatient, Inc. from 2003 to 2005. Mr. McKnight is a Certified Public Accountant.

EXECUTIVE COMPENSATION

The following section describes the compensation that the Company paid to its Chief Executive Officer, Chief Operating Officer and Chief Financial Officer during 2015 (collectively, the “Named Executive Officers”) as well as the Company’s compensation plan for its executive officers in 2016.

Compensation Discussion and Analysis

Decisions on compensation of our executive officers are made by the compensation committee of our board of directors. The compensation committee consists of Mr. Olson, Mr. Brame and Mr. McCurdy. The board of directors has determined that each member of the compensation committee is an independent director. It is the responsibility of the compensation committee to assure the board that the executive compensation programs are reasonable and appropriate, meet their stated purpose and effectively serve our needs and the needs of our shareholders.

We believe that the executive compensation program should align the interests of shareholders and executives. Our primary objective is to provide high-quality patient care while maximizing shareholder value. The compensation committee seeks to forge a strong link between our strategic business goals and our compensation goals. We believe our executive compensation program is consistent with this overall philosophy for all management levels. We believe that the more employees are aligned with our strategic objectives, the greater our success on both a short-term and long-term basis. The compensation committee has discussed and concluded that we do not believe our policies and practices of compensating our employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company because such policies and practices do not relate to risk management practices and risk-taking incentives. The Company’s say-on-pay proposal was approved by over 84% of the votes cast at the 2015 annual meeting. The compensation committee and the board had a discussion of the results of such shareholder vote and given the significant level of shareholder support, the compensation committee did not materially revise the Company’s compensation policies and decisions relating to the named executive officers as a result of such vote. The compensation committee will continue to consider the outcome of shareholder votes and other shareholder feedback in making future compensation decisions for the named executive officers.

Compensation Consultant

In late 2014, the compensation committee engaged Compensation Strategies to advise the compensation committee on executive compensation and the nominating and corporate governance committee engaged Compensation Strategies to advise the nominating and corporate governance committee on director compensation. Prior to engaging Compensation Strategies, the compensation committee and the nominating and corporate governance committee discussed whether there was any conflict of interest with Compensation Strategies. The committees considered and discussed the following factors:

•	provision of other services to the company by the person that employs the consultant;

•	amount of fees paid by the company to the person that employs the consultant as a percentage of that person’s total revenue;

•	policies and procedures of the person that employs the consultant regarding the prevention of conflicts of interest;

•	any business or personal relationship between the consultant and any member of the committee;

•	ownership by the consultant of the company’s stock; and

•	any business or personal relationship between the compensation advisor or the person that employs the compensation advisor and any executive officer of the company.

Based on these factors, the committees concluded that there was no conflict of interest with the engagement of Compensation Strategies by the committees.

Compensation Strategies recommended a peer group for the Company to use for consideration of its current payment practices. This peer group consisted of 17 companies and included the following:

SunLink Health Systems, Inc.	Hanger, Inc.
The Ensign Group, Inc.	Skilled Healthcare Group, Inc.
BioScrip, Inc.	National HealthCare Corp.
RadNet, Inc.	Healthways, Inc.
LHC Group, Inc.	Alliance HealthCare Services, Inc.
Cross Country Healthcare, Inc.	Almost Family, Inc.
Capital Senior Living Corp.	Addus HomeCare Corp.
U.S. Physical Therapy, Inc.	USMD Holdings, Inc.
AdCare Health Systems, Inc.

Based on this peer group, Compensation Strategies determined that each of the named executive officers’ base salary was below market and that the long-term incentives were substantially below market. The compensation committee took this into consideration when setting the 2015 compensation.

Compensation Strategy

Our executive compensation program has been designed to support the overall strategy and objective of creating shareholder value by:

•	Performance-based. Emphasizing pay for performance by having a significant portion of executive compensation “at risk.”

•	Retention. Providing compensation opportunities that attract and retain talented and committed executives on a long-term basis.

•	Balance. Appropriately balancing the Company’s short-term and long-term business, financial and strategic goals.

In connection with this overall strategy, we strive to give assurance of fair treatment and financial protection so that an executive will be able to identify and consider transactions that would be beneficial to the long-term interests of shareholders but which might have a negative impact on the executive, without undue concern for his personal circumstances. We also give consideration to safeguarding the business of the Company, including protecting the Company from competition and other adverse activities by the executive during and after employment.

The Company’s strategic goals are:

•	Profitability. To maximize financial returns to its shareholders, in the context of providing high-quality service.

•	Quality. To achieve leadership in the provision of relevant and high-quality health services.

•	Stability. To be a desirable employer and a responsible corporate citizen.

In order to accomplish our objectives, the compensation committee strives to design its executive compensation such that when the Company meets or exceeds its annual operating goals, the annual executive pay targets (i.e., base salary plus incentive) are competitive with the compensation of similar U.S. public healthcare companies having similar revenues.

Elements of Our Compensation Program for Named Executive Officers

As a result, we have generally established the following elements of compensation for our Named Executive Officers:

Base Salary

We pay base salaries to our Named Executive Officers which are intended to be at or near the market median for base salaries of similar companies. These amounts are evaluated annually. The compensation committee considered the information provided by Compensation Strategies. We believe that such base salaries are necessary to attract and retain executive talent.

In evaluating appropriate pay levels and salary increases for our Named Executive Officers, the compensation committee considers achievement of our strategic goals, level of responsibility, individual performance, internal equity and external pay practices. The annual base salaries of our Named Executive Officers during 2015 were as follows:

Name	Position	2015 Salary
Kelly J. Gill	Chief Executive Officer	$500,000
Leslie D. Campbell	Chief Operating Officer	$330,000
James R. McKnight, Jr.	Chief Financial Officer	$302,500

2015 Annual Incentive Plan

On February 27, 2015, the compensation committee of the board of directors of the Company approved the 2015 Annual Incentive Plan for the Company’s executive officers. The 2015 Annual Incentive Plan provided the following Targets:

Position	Bonus Target
Chief Executive Officer	$600,000
Chief Operating Officer	$396,000
Chief Financial Officer	$363,000

The following categories made up the potential bonus amounts:

Achieving Targeted Revenue Run Rate	33.33%
Achieving Budgeted EBITDA Growth	33.33%
Discretionary	33.33%

Total	100%

Target Revenue: 33.33% of the bonus was based on achieving target revenue run rate for 2015 of $500 million. In addition, the board will have the discretion to make other adjustments for unusual or unbudgeted items.

Target EBITDA Growth: 33.33% of the target bonus was based on the achievement of targeted EBITDA growth.

Discretionary: 33.33% of the bonus was based on the compensation committee’s discretion based on an assessment of the overall performance of the Company.

In addition, the 2015 Annual Incentive Plan allowed the compensation committee, in its sole discretion, to pay all or part of the bonus earned under the 2015 Annual Incentive Plan in shares of common stock of the Company. The number of shares that would be issued in the discretion of the compensation committee would be such number of shares with a fair market value on the date of award equal to the amount of the bonus being paid in common stock. None of the 2015 bonuses were paid in shares of stock.

The compensation committee also has the discretion to grant bonuses based on pro forma results or as otherwise determined by the compensation committee in its discretion. The compensation committee also approved an incentive plan that provides a one-time bonus for each Named Executive Officer equal to his or her respective then current annual base salary upon the achievement of $20 million in EBITDA for a trailing four-quarter period.

Evaluation of 2015 Performance:

Below is a table that demonstrates the application of the 2015 Annual Incentive Plan for each of the Named Executive Officers as of December 31, 2015.

Category	Achievement	Bonus Amount by Category
		Mr. Gill	Ms. Campbell	Mr. McKnight
Target Revenue (33.33%)	0% achieved	$—	$—	$—
Target EBITDA Growth (33.33%)	55% achieved	$110,000	$72,600	$66,550
Discretionary (33.33%)	100% achieved	$200,000	$132,000	$121,000
Total Bonus		$310,000	$204,600	$187,550
Percent of Target		51.7%	51.7%	51.7%

In 2014, Mr. Gill, Ms. Campbell and Mr. McKnight elected to use a percentage of their 2015 annual bonus to purchase shares of the Company’s common stock pursuant to the Stock Purchase Plan. The Stock Purchase Plan allows eligible employees to use a designated portion of their salary or bonus to purchase shares of stock at a 15% discount from the market price. The shares issued under the Stock Purchase Plan are either shares of restricted stock or restricted share units (“RSUs”), at the election of the compensation committee. Under the Stock Purchase Plan, the restricted stock shares or RSUs are purchased in March of the following year at the time the incentive bonus is paid and remain restricted for a two-year period at which time they become fully vested, provided the employee is with the Company on that date. The following Named Executive Officers purchased RSUs with a portion of their 2015 bonus. This purchase was made on March 11, 2016. The issuance of the shares is subject to the shareholders approving the amendment to the Stock Purchase Plan as provided in Proposal 3.

Name	Bonus Used to Purchase RSUs	Number of RSUs Purchased

Kelly J. Gill	$46,500	6,167
Leslie D. Campbell	$30,690	4,070
James R. McKnight, Jr.	$28,133	3,731

Long-Term Incentives

Our long-term incentive compensation program has historically consisted of nonqualified stock options and SOSARs, the intrinsic value of which is related to improvement in long-term shareholder value. In March 2011, the Company elected to issue restricted stock instead of SOSARs, which are disclosed in the summary compensation table. These grants generally vest one-third on each of the first, second and third anniversary of the grant date. This structure encourages the executive to remain with the Company. In addition, the grant of restricted stock increases the executive’s ownership in the Company and provides an incentive that focuses the executive’s attention on managing the Company from the perspective of an owner with an equity stake in the business. These grants also focus operating decisions on long-term results that benefit the Company and its long-term shareholders.

The grant of restricted stock or other equity award is recommended to the compensation committee by the Chief Executive Officer excluding grants to himself. The compensation committee considers the recommendations along with a review of the group of individuals recommended. While we do not currently have written policies for the issuance of awards, we have never relied upon either the release of material information or the non-release of material information when issuing the grants. Generally, equity grants have been made at least three business days after the earnings release for the previous fiscal year.

Retirement and Post Employment Compensation

We have long sponsored a qualified defined contribution plan (the “401(k) Plan”), which is available to all employees, including our Named Executive Officers. Qualified plans such as the 401(k) Plan carry with them a limit on the amount of compensation that employees can defer. Each of our Named Executive Officers is considered highly compensated and their contributions to the 401(k) Plan are limited. The Company maintains a non-qualified Executive Incentive Retirement Plan (“EIRP”). The EIRP provides a Company-matching contribution for eligible employees’ retirement savings on a dollar-for-dollar basis. For 2015, the EIRP match was equal to 6% of their salary. The Company makes a cash payment to each participating employee on a quarterly basis. All of the Company’s Named Executive Officers participated in the EIRP in 2015 and the amounts of the Company contribution are included in the Summary Compensation Table under Other Annual Compensation. As this is paid to the executive in cash, the executive is free to invest or not invest the money as he sees fit.

Each of our Named Executive Officers has an employment agreement with the Company as described in more detail under “Is the Company a party to any key employment agreements or advisor agreements?” below. These agreements formalize the terms of the employment relationship, and assure the executive of fair treatment during employment and in the event of termination as well as requiring compliance with certain restrictions on competition. Employment agreements promote careful and complete documentation and understanding of employment terms, including strong protections for our business, and avoid frequent renegotiation of the terms of employment. Conversely, employment agreements can limit our ability to change certain employment and compensation terms. We provide severance protection to our senior executives in these employment agreements. This includes protection in the event of outright job termination not for Cause (“Cause” being limited to specified actions that are directly and significantly harmful to the Company) or in the event we change the executive’s compensation opportunities, working conditions or responsibilities in a way adverse to the executive such that it is deemed a Constructive Discharge as specified in such employment agreements. We believe that this protection is designed to be fair and competitive to aid in attracting and retaining experienced executives. We believe that the protection we provide, including the level of severance payments and post-termination benefits, is appropriate and within the range of competitive practices. These employment agreements do not require any type of gross-up payment for tax obligations of the executive as a result of such severance payments.

We also provide severance payments and benefits if the executive should resign or be terminated without Cause within six months after a change in control. This protection permits an executive to evaluate a potential change in control without concern for his or her own situation or the need to seek employment elsewhere. Change-in-control transactions take time to unfold, and a stable management team can help to preserve our operations either to enhance the value delivered to a buyer in the transaction (and by extension the price such a buyer is willing to pay) or, if no transaction is consummated, to ensure that our business will continue without undue disruption and retain its value. Finally, we believe that the change-in-control protections in place encourage management to consider on an ongoing basis whether a strategic transaction might be advantageous to our shareholders, even one that would vest control of the Company in a third party. The compensation committee believes that the potential cost of executive change-in-control severance benefits are well within the range of reasonableness relative to general industry practice, and represents an appropriate cost relative to its benefits to the Company and its shareholders.

The employment agreements also subject our executive officers to significant contractual restrictions intended to prevent actions that potentially could harm our business, particularly after termination of employment. These business protections include obligations not to compete, not to hire away our employees, not to interfere with our relationships with suppliers and customers, not to disparage us, not to reveal confidential information, and to cooperate with us in litigation. Business protection provisions are included in agreements and equity awards. In addition, we have adopted an Employee Standards and Code of Conduct that require all of our employees, including our executive officers, to adhere to high standards of conduct. Failure to comply with this Code of Conduct or our Corporate Compliance Program or applicable laws will subject the executive to disciplinary measures, which may include loss of compensation, stock, and benefits, and termination of employment for cause.

Role of Executive Officers in Determining Compensation

The compensation committee makes all final determinations with respect to executive officers’ compensation, based on information provided by management and an appraisal of the Company’s financial status. The Company’s Chief Executive Officer makes recommendations to the compensation committee relating to the compensation of executive officers who directly report to him, but the compensation committee has full autonomy in determining executive compensation.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to public companies for executive compensation in excess of $1.0 million. The compensation committee will periodically review and consider whether particular compensation and incentive payments to the Company’s executives will be deductible for federal income tax purposes. However, the compensation committee retains the ability to evaluate the performance of the Company’s executives and to pay appropriate compensation, even if it may result in the non-deductibility of certain compensation under federal tax law. The 2010 Long-Term Incentive Plan approved by shareholders in 2010 permits awards that satisfy the requirements of section 162(m) of the Code.

2016 Compensation

The Company did not engage any compensation consultants in connection with setting executive compensation in 2016.

2016 Base Salary

The base salaries of our Named Executive Officers for 2016 are as follows:

Name	Position	2016 Salary
Kelly J. Gill	Chief Executive Officer	$505,000
Leslie D. Campbell	Chief Operating Officer	$333,300
James R. McKnight, Jr.	Chief Financial Officer	$305,525

2016 Annual Incentive Plan

On March 3, 2016, the compensation committee of the board of directors of the Company approved the 2016 Annual Incentive Plan for the Company’s executive officers. The 2016 Annual Incentive Plan provides the following Targets:

Position	Bonus Target
Chief Executive Officer	$606,000
Chief Operating Officer	$399,960
Chief Financial Officer	$366,630

The following categories make up the potential bonus amounts:

Achieving Targeted Revenue Run Rate	33.33%
Achieving Targeted EBITDA Growth	33.33%
Discretionary	33.33%

Total	100%

Target Revenue: 33.33% of the bonus is based on achieving target revenue run rate for 2016 of $500 million. In addition, the board will have the discretion to make other adjustments for unusual or unbudgeted items.

Target EBITDA Growth: 33.33% of the target bonus is based on the achievement of targeted EBITDA Growth.

Discretionary: 33.33% of the bonus is based on the compensation committee’s discretion based on an assessment of the overall performance of the Company and achievement of other goals.

In addition, the 2016 Annual Incentive Plan allows the compensation committee, in its sole discretion, to pay all or part of the bonus earned under the 2016 Annual Incentive Plan in shares of common stock of the Company. The number of shares that would be issued in the discretion of the compensation committee would be such number of shares with a fair market value on the date of award equal to the amount of the bonus being paid in common stock.

The compensation committee also has the discretion to grant bonuses based on pro forma results or as otherwise determined by the compensation committee in its discretion. The compensation committee also approved the continuation of the incentive plan that provides a one-time bonus for each Named Executive Officer equal to his or her respective then current annual base salary upon the achievement of $20 million in EBITDA for a trailing four-quarter period.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management of the Company and, based on such review and discussions, the compensation committee recommended to the board of directors of the Company that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:	Wallace E. Olson, Chair
Richard M. Brame
Chad A. McCurdy

This report of the compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under these acts.

How much compensation did the Company pay the Named Executive Officers during 2015, 2014 and 2013?

The following table sets forth the compensation paid to the Named Executive Officers for their services in all capacities to the Company for the 2015, 2014 and 2013 fiscal years:

Summary Compensation Table

Name and Principal Position	Year	Salary($)	Bonus($)(1)	Stock Awards($)(2)	Option Awards($)(2)	Non-Equity Incentive Plan Compensation($)(3)	All Other Compensation($)		Total ($)
Kelly J. Gill President and Chief Executive Officer(4)	2015 2014 2013	500,000 450,000 450,000	200,000 — 143,727	312,500 137,750 386,750	— — —	110,000 450,000 67,500	45,738 46,166 40,800	(4) (4) (4)	1,168,238 1,083,916 1,088,777

Leslie D. Campbell Executive Vice President And Chief Operating Officer(5)	2015 2014 2013	330,000 300,000 275,000	132,000 — 41,250	156,250 68,875 75,150	— — —	72,600 300,000 41,250	30,509 28,735 25,913	(5) (5) (5)	721,359 697,610 458,563

James R. McKnight, Jr. Executive Vice President and Chief Financial Officer (6)	2015 2014 2013	302,500 275,000 225,000	121,000 — 33,750	156,250 68,875 62,625	— — —	66,550 275,000 33,750	32,579 29,204 23,355	(6) (6) (6)	678,879 648,079 378,480

(1)	Includes annual discretionary bonus amounts which were expensed during the year indicated but paid in March of the following year. Certain Named Executive Officers elected to receive a portion of their earned bonus in RSUs as discussed in Compensation Discussion and Analysis above.
(2)	The compensation included in this column represents the aggregate grant date fair value of the equity awards granted during the year indicated. For additional information on the valuation assumptions with respect to the expense, refer to Notes 8, 8, and 9 of the Company’s consolidated financial statements in Form 10-K for the years ended December 31, 2015, 2014 and 2013, respectively, as filed with the SEC. The amounts do not necessarily reflect the actual value received by the executive, which may be more or less than the amount shown or zero.
(3)	Includes annual non-discretionary bonus amounts which were expensed during the year indicated, but paid in March of the following year.
(4)	All other compensation for Mr. Gill includes Company contributions to EIRP, matching contributions under the Company’s 401(k) Plan, car allowance and holiday bonus payments.
(5)	Ms. Campbell became Chief Operating Officer in January 2013. All other compensation for Ms. Campbell includes Company contributions to EIRP, matching contributions under the Company’s 401(k) Plan, car allowance and holiday bonus payments.
(6)	All other compensation for Mr. McKnight includes Company contributions to EIRP, matching contributions under the Company’s 401(k) Plan, car allowance and holiday bonus payments.

What plan-based awards did the Company grant to the Named Executive Officers in 2015 and under what terms?

The following table describes non-equity incentive awards granted to our Named Executive Officers in 2015:

Grants of Plan-Based Awards
								All Other Stock Awards: Number of Shares of Stock (#)(2)(3)	All Other Option Awards: Number of Securities Underlying Option Grants (#) (3)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($) (1)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Kelly J. Gill	N/A	—	600,000	N/A	—	—	—	—	—	—	—
Kelly J. Gill	03/10/15	—	—	—	—	—	—	25,000	—	—	312,500
Leslie D. Campbell	N/A	—	396,000	N/A	—	—	—	—	—	—	—
Leslie D. Campbell	03/10/15	—	—	—	—	—	—	12,500	—	—	156,250
James R. McKnight, Jr.	N/A	—	363,000	N/A	—	—	—	—	—	—	—
James R. McKnight, Jr.	03/10/15	—	—	—	—	—	—	12,500	—	—	156,250

(1)	Amounts represent target bonus for 2015 based upon the salaries of the executive officers as of December 31, 2015. The target amount is based on the Company achieving 100% of budget. The amount actually paid under this non-equity incentive plan is included in the Bonus column or the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(2)	These shares of restricted stock were granted in 2015 and the expense is recognized for financial statement purposes over the three year vesting period beginning in 2015.
(3)	These awards are also included in the Summary Compensation Table and the Outstanding Equity Awards at Year End Table.

On March 10, 2015, Mr. Gill was granted 25,000 shares of restricted stock, Ms. Campbell was granted 12,500 shares of restricted stock and Mr. McKnight was granted 12,500 shares of restricted stock. This grant vests one-third on each of the first, second and third anniversary of the date of grant. This grant was based on the performance of the Named Executive Officer in 2014; however, this grant of equity awards is required to be included in the table for the year(s) granted and are therefore included in these compensation tables or equity award tables. On March 11, 2016, Mr. Gill was granted 25,000 shares of restricted stock, Ms. Campbell was granted 12,500 shares of restricted stock and Mr. McKnight was granted 12,500 shares of restricted stock. These shares vest one-third on each of the first, second and third anniversary of the date of grant, provided the executive remains with the Company on such date. These grants were based on the performance of the Named Executive Officer in 2015. These grants were awarded in 2016 and are required to be included in the table for the year(s) granted and are therefore not included in these compensation tables or equity award tables.

How many equity awards are currently held by the Named Executive Officers?

Outstanding Equity Awards at Year End December 31, 2015

	SOSAR and Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units or Other Rights That Have Not Vested (#)
Kelly J. Gill	—	—	—	—	—	52,130	(2)	424,859	—	—
Kelly J. Gill	—	—	—	—	—	10,605	(3)	86,429	—	—
Kelly J. Gill	—	—	—	—	—	15,347	(3)	125,081	—	—
Kelly J. Gill	35,000	—	—	6.21	04/05/2020	—		—	—	—
Kelly J. Gill	15,000	—	—	5.45	06/18/2020	—		—	—	—
Kelly J. Gill	50,000	—	—	5.60	11/10/2021	—		—	—	—
Leslie D. Campbell	—	—	—	—	—	26,980	(2)	219,885	—	—
Leslie D. Campbell	—	—	—	—	—	5,544	(3)	45,187	—	—
Leslie D. Campbell	—	—	—	—	—	8,781	(3)	71,568	—	—
James R. McKnight, Jr.	—	—	—	—	—	26,067	(2)	212,442	—	—
James R. McKnight, Jr.	—	—	—	—	—	3,780	(3)	30,809	—	—
James R. McKnight, Jr.	—	—	—	—	—	6,708	(3)	54,670	—	—

(1)	Each option and SOSAR grant vests one-third on each of the first, second and third anniversary of the date of grant.
(2)	Represents shares of restricted stock granted by the Company as well as dividend equivalent rights accrued on such shares. Each grant of restricted stock vests one-third on each of the first, second and third anniversary of the date of grant.
(3)	Represents RSUs purchased by executive in lieu of bonus. 10,605 of Mr. Gill’s RSU’s vest in March 2016 and 15,347 vest in March 2017. 5,544 of Ms. Campbell’s RSU’s vest in March 2016 and 8,781 vest in March 2017. 3,780 of Mr. McKnight’s RSU’s vest in March 2016 and 6,708 vest in March 2017.

Option Exercises and Stock Vested during 2015

Name	Option awards		Stock awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)(1)		Value realized on vesting ($)(2)
Kelly J. Gill	—	—	26,829		261,620
Kelly J. Gill	—	—	14,184	(3)	126,746	(3)
Leslie D. Campbell	—	—	9,652		73,542
James R. McKnight, Jr.	—	—	14,287		132,155
James R. McKnight, Jr.	—	—	1,689	(4)	15,092	(4)

(1)	Represents vesting of restricted stock and restricted stock units.
(2)	Based on the closing price of our common stock as of the date of vesting less any amount paid by the executive to acquire the restricted stock units.
(3)	Mr. Gill received 10,305 shares of common stock and 3,879 shares were withheld to cover his tax withholding.
(4)	Mr. McKnight received 1,137 shares of common stock and 551 shares were withheld to cover his tax withholding.

Is the Company a party to any key employment agreements or advisor agreements?

Yes. The Company entered into an amended and restated employment agreement effective April 1, 2012 with Mr. Gill. Mr. Gill’s agreement was amended in March 2013. The employment agreement had an initial term of one year. Thereafter, the employment agreement renews automatically for one-year periods unless 30 days’ notice is given by either the Company or the employee. The employment agreement may be terminated by the Company without cause at any time and by the employee as a result of “constructive discharge” (e.g., a reduction in compensation or a material change in responsibilities) or a “change in control” (e.g., certain tender offers, mergers, sales of substantially all of the assets or sales of a majority of the voting securities). In the event of a termination by the Company without cause, or at the election of the employee upon a constructive discharge or upon the Company giving notice of its intent not to renew his employment agreement, Mr. Gill is entitled to receive a lump sum severance payment in an amount equal to 12 months of his monthly base salary. In the event there is a change in control of the Company, and Mr. Gill resigns or is terminated due to either a Without Cause Termination or a Constructive Discharge, he is entitled to a lump sum payment equal to 200% of the sum of his Base Salary as in effect at the time of such termination or resignation and the average of the past three years, incentive compensation award paid. Following a termination without cause or a constructive discharge, Mr. Gill’s benefits and perquisites as in effect at the date of termination of employment will be continued for eighteen (18) months, or if the termination is as a result of a change in control, the benefits and perquisites will be continued for twenty-four (24) months. Furthermore, upon such termination, he may elect to require the Company to repurchase options granted under the Company’s stock option plans for a purchase price equal to the difference between the fair market value of the common stock at the date of termination and the stated option exercise price, provided that such fair market value is above the stated option price. In the event the employment agreement is terminated earlier by the Company for cause (as defined therein), or by Mr. Gill other than upon a constructive discharge or a change in control, he will not be entitled to any compensation following the date of such termination other than the pro rata amount of his then current base salary through such date. Upon termination of employment, other than in the case of termination by the Company without cause or at the election of the employee upon a constructive discharge or upon a change in control, Mr. Gill is prohibited from competing with the Company for 12 months.

Effective August 13, 2012, the Company entered into an employment agreement with Mr. McKnight to serve as Chief Financial Officer. The employment agreement with Mr. McKnight has an initial term until March 31, 2013 and renews automatically for one-year periods unless 30 days’ notice is given by either the Company or Mr. McKnight. The agreement with Mr. McKnight provides for a base salary of $225,000 per year, subject to change by the compensation committee. Effective January 1, 2013, the Company entered into an employment agreement with Ms. Campbell to serve as Chief Operating Officer. The employment agreement with Ms. Campbell has an initial term until June 30, 2013 and renews automatically for one-year periods unless 30 days’ notice is given by either party. The agreement with Ms. Campbell provides for a base salary of $275,000 per year, subject to change by the compensation committee. Both Mr. McKnight’s and Ms. Campbell’s agreements are similar to Mr. Gill’s employment agreement summarized above, except that upon a termination by the Company without cause, at the election of the employee upon a constructive discharge, upon a change in control or upon the Company giving notice of its intent not to renew the employment agreement, Mr. McKnight and Ms. Campbell are entitled to receive a lump sum severance payment in an amount equal to 12 months of their monthly base salary and the benefits and perquisites as in effect at the date of termination of employment will be continued for 12 months.

Potential Payments upon Termination or Change-in-Control

The following tables estimate the payments and benefits that would be received by each of the Named Executive Officers in the event of a termination as of December 31, 2015 under each potential reason for termination.

Kelly J. Gill

Estimated Payments	Voluntary Termination		Termination for Cause		Termination without Cause or Constructive Discharge		Change in Control Resulting in Termination or Resignation		Change in Control Not Resulting in Termination		Death		Disability
Severance – Salary	—		—		$500,000		$1,000,000		—		—		—
Severance – Bonus	—		—		310,000	(1)	957,485	(1)(2)	—		$310,000	(1)	$310,000	(1)
Vesting of unvested equity awards	$204,750	(3)	$204,750	(3)	636,369	(4)	636,369	(4)	636,369	(4)	636,369	(4)	636,369	(4)
Repurchase of out-standing vested options	—		—		235,900	(5)	235,900	(5)	—		—		—
Benefits/Perquisites	—		—		67,608	(6)	90,144	(7)	—		500,000		—

TOTAL	$204,750		$204,750		$1,749,877		$2,919,898		$636,369		$1,446,369		$946,369

(1)	Based on the annual incentive earned by Mr. Gill during 2015 which was not paid as of December 31, 2015.
(2)	Includes 2 times the average of the past three years’ incentive compensation paid.
(3)	Includes the amount of bonus used to purchase unvested restricted share units.
(4)	Includes 52,130 unvested restricted stock with dividend equivalent rights and 25,952 unvested restricted share units valued at $8.15 per share/unit, the closing price of the Company’s stock on the last trading date of the year.
(5)	Based on the Company’s obligation to purchase equity awards of 100,000 shares of common stock held by Mr. Gill times $8.15, the closing price of the Company’s stock on the last trading date of the year, less the exercise price of the options.
(6)	Based on estimated cost of continued health insurance, disability insurance, 401(k) Company match and EIRP amounts for 18 months following termination.
(7)	Based on estimated cost of continued health insurance, disability insurance, 401(k) Company match and EIRP amounts for 24 months following termination.

Leslie D. Campbell

Estimated Payments	Voluntary Termination		Termination for Cause		Termination without Cause or Constructive Discharge		Change in Control Resulting in Termination or Resignation		Change in Control Not Resulting in Termination		Death		Disability
Severance – Salary	—		—		$330,000		$330,000		—		—		—
Severance – Bonus	—		—		204,600	(1)	204,600	(1)	—		$204,600	(1)	$204,600	(2)
Vesting of unvested equity awards	$114,750	(2)	$114,750	(2)	336,640	(3)	336,640	(3)	336,640	(3)	336,640	(3)	336,640	(3)
Repurchase of out-standing vested options	—		—		—		—		—		—		—
Benefits/Perquisites	—		—		28,919	(4)	28,919	(4)	—		330,000		—

TOTAL	$114,750		$114,750		$900,159		$900,159		$336,640		$871,240		$541,240

(1)	Based on the annual incentive earned by Ms. Campbell during 2015 which was not paid as of December 31, 2015.
(2)	Includes the amount of bonus used to purchase unvested restricted share units.
(3)	Includes 26,980 unvested restricted stock with dividend equivalent rights and 14,326 unvested restricted share units valued at $8.15 per share/unit, the closing price of the Company’s stock on the last trading date of the year.
(4)	Based on estimated cost of continued health insurance, disability insurance, 401(k) Company match and EIRP amounts for 12 months following termination.

James R. McKnight, Jr.

Estimated Payments	Voluntary Termination		Termination for Cause		Termination without Cause or Constructive Discharge		Change in Control Resulting in Termination or Resignation		Change in Control Not Resulting in Termination		Death		Disability
Severance – Salary	—		—		$302,500		$302,500		—		—		—
Severance – Bonus	—		—		187,550	(1)	187,550	(1)	—		$187,550	(1)	$187,550	(1)
Vesting of unvested equity awards	$85,625	(2)	$85,625	(2)	297,921	(3)	297,921	(3)	$297,921	(3)	$297,921	(3)	$297,921	(3)
Repurchase of out-standing vested options	—		—		—		—		—		—		—
Benefits/Perquisites	—		—		31,305	(4)	31,305	(4)	—		302,500		—

TOTAL	$85,625		$85,625		$819,276		$819,276		$297,921		$787,971		$485,471

(1)	Based on the annual incentive earned by Mr. McKnight during 2015, which was not paid as of December 31, 2015.
(2)	Includes the amount of bonus used to purchase unvested restricted share units.
(3)	Includes 26,067 unvested restricted stock with dividend equivalent rights and 10,488 unvested restricted share units valued at $8.15 per share/unit, the closing price of the Company’s stock on the last trading date of the year.
(4)	Based on estimated cost of continued health insurance, disability insurance, 401(k) Company match and EIRP amounts for 12 months following termination.

Does the Company have a code of ethics for executive officers?

The Company has a code of ethics for our executive officers. A copy of the code of ethics can be found on the Company’s website at www.DVCR.com.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company’s compensation committee currently consists of directors Olson, McCurdy and Brame. No interlocking relationship exists between the members of the Company’s board of directors or compensation committee and the board of directors or compensation committee of any other company. None of the members of the compensation committee had any related party transactions with the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company was not involved in any related party transactions in 2015 and does not currently propose to engage in any such transactions.

Does the Company have a policy in place with respect to contracts between the Company and persons affiliated with the Company?

The Company has a policy that any transactions between the Company and its officers, directors and affiliates will be on terms as favorable to the Company as can be obtained from unaffiliated third parties. Such transactions with such persons will be subject to approval by the audit committee of the board.

AUDIT COMMITTEE REPORT

The audit committee provides assistance to the board in fulfilling its obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of the Company. Among other things, the audit committee reviews and discusses with management and with the Company’s independent registered public accounting firm (or “independent auditors”) the results of the year-end audit of the Company, including the audit report and audited financial statements. The board of directors, in its business judgment, has determined that all members of the audit committee are independent directors, qualified to serve on the audit committee pursuant to Rules 5605(a)(2) and 5605(c)(2)(A) of the NASDAQ’s listing standards. As set forth in the audit committee charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States of America.

In connection with its review of the Company’s audited financial statements for the fiscal year ended December 31, 2015, the audit committee reviewed and discussed the audited financial statements with management and the independent auditors, and discussed with the Company’s auditors the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees. In addition, the audit committee received the written disclosures and the letter from BDO USA, LLP (“BDO”) required by the Public Company Accounting Oversight Board regarding BDO’s communications with the audit committee concerning independence and has discussed with BDO their independence from the Company. The audit committee has determined that the provision of non-audit services rendered by BDO to the Company is compatible with maintaining the independence of BDO from the Company, but the audit committee will periodically review the non-audit services rendered by BDO.

The members of the audit committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with generally accepted accounting principles in the United States of America or that the Company’s auditors are in fact “independent.”

Based on the review and discussions referred to above and subject to the limitations on the role and responsibilities of the audit committee referred to above and in the charter, the audit committee recommended to the Company’s board of directors that the audited financial statements be included in the Company’s annual report on Form 10-K for its fiscal year ended December 31, 2015, for filing with the Securities and Exchange Commission.

Audit Committee:	Robert Z. Hensley, Chair
Richard M. Brame
Robert A. McCabe, Jr.
Chad A. McCurdy
William C. O’Neil, Jr.
Wallace E. Olson

PROPOSAL 3

AMENDMENT TO 2008 STOCK PURCHASE PLAN FOR KEY PERSONNEL

On April 14, 2016 the board adopted Amendment No. 2 (the “Amendment”) to the 2008 Stock Purchase Plan for Key Personnel (“Stock Purchase Plan”), subject to shareholder approval at the annual meeting. The full text of the amendment is set forth in Appendix A to this proxy statement.

Shareholder approval is requested for the Amendment to increase the maximum number of shares of the Company’s common stock available for issuance under the Stock Purchase Plan after the date hereof from 150,000 shares to 350,000 shares and to extend the term of the Stock Purchase Plan from April 25, 2018 to April 25, 2028. Shareholder approval of the amendment is required by the NASDAQ rules and under the terms of the Stock Purchase Plan. The Stock Purchase Plan was previously approved by the shareholders of the Company. If shareholder approval of the amendment is not received, the Stock Purchase Plan will continue without the amendment related to increasing the number of shares available for issuance under the Stock Purchase Plan, and any election to purchase shares in excess of the maximum number of shares will be settled in cash.

The primary purposes of the Stock Purchase Plan are to encourage directors and executives to develop and maintain a substantial equity-based interest in the Company, to attract and retain highly qualified directors and executives, and to align director and executive and shareholder long-term interests by creating a direct link between compensation and long-term shareholder return. As of December 31, 2015, there are no shares available to grant under the Stock Purchase Plan.

The Stock Purchase Plan provides for the granting of rights to purchase shares of the Company’s common stock to directors and officers (including executive officers). The Stock Purchase Plan will be administered by the compensation committee of the board of directors, which can make such rules and regulations and establish such procedures for the administration of the Stock Purchase Plan as it deems appropriate. The compensation committee has the sole discretion of determining who has the right to participate in the Stock Purchase Plan. Assuming the amendment is approved by the shareholders, the maximum number of shares of the common stock to be authorized and reserved for issuance under the Stock Purchase Plan is 350,000 shares, subject to equitable adjustment as set forth in the Stock Purchase Plan, provided that no individual officer or director may exercise rights to purchase more than $1,000,000 in shares in any year under the Stock Purchase Plan.

New Plan Benefits

Ten (10) employees elected to have a portion of their 2015 annual incentive bonus used to purchase restricted stock units (RSU’s) under the Stock Purchase Plan. Those RSU’s were issued in March 2016. Those RSU’s cannot be converted into common stock (which is scheduled to happen in 2018) unless the Amendment is approved by the shareholders. If the Amendment is not approved, these employees will receive the amount of their 2015 incentive bonus used to purchase the RSU’s in cash. The table below sets forth the RSU’s purchased in March 2016, which are subject to the approval of the Amendment.

Name and Principal Position	Dollar Amount Paid(1)	Dollar Value(2)	Number of RSU’s
Kelly J. Gill, President and Chief Executive Officer	$46,500	$54,702	6,167.11
Leslie D. Campbell, Executive Vice President and Chief Operating Office	$30,690	$36,103	4,070.29
James R. McKnight, Jr., Executive Vice President and Chief Financial Officer	$28,133	$33,095	3,731.17
All executive officers as a group	$105,323	$123,900	13,968.57
All non-management directors as a group	0	0	0
Employees other than executives as a group	$26,343	$30,991	3,493.78

(1)	Represents the cash bonus that was used to purchase the RSU’s
(2)	Represents the market value of the RSU’s on the date of purchase

Features of Stock Purchase Plan

The following is a brief summary of the principal features of the Stock Purchase Plan, as amended. This description is qualified in its entirety by reference to the Stock Purchase Plan itself which was filed in 2009, as well as the Amendment, a copy of which is attached as Appendix A to this proxy statement.

The compensation committee has the authority to determine which officers and directors are permitted to participate in the Stock Purchase Plan. It is currently anticipated that all executive officers, corporate vice presidents, regional vice presidents and regional directors of operations as well as all directors of the Company (a total of 25 persons as of April 18, 2016) will be designated by the compensation committee as eligible to participate. Each participant may elect to utilize a specified portion of his or her base salary, annual cash bonus, or director compensation to purchase restricted shares or restricted share units at a price equal to 85% of the fair market value of a share of our common stock on the date on which such restricted shares or restricted share units are purchased. The compensation committee has full discretion to determine whether to issue restricted shares or restricted share units to any participant. Any participant who makes such an election will be entitled to purchase restricted shares or restricted share units generally by March 15 of each calendar year following the year for which the election is in effect. Generally, any election to participate in the Stock Purchase Plan is effective beginning with the calendar year next following the year in which the election is made. Once an election has become effective, a participant may cancel such election or make a change in the applicable bonus, salary or compensation reduction percentage by filing an appropriate notice. Any such notice is generally not effective, however, until the beginning of the calendar year next following the year in which it is filed.

The restricted period for restricted shares or restricted share units issued under the Stock Purchase Plan is generally two years from the date of purchase. If a participant’s employment or term as a director is terminated by the Company for cause during the restricted period, then the participant’s rights to restricted shares or restricted share units under the Stock Purchase Plan will be entirely forfeited and the participant will instead have the right to receive a cash payment, shares of common stock or a combination of both equal to the lesser of (i) the then-current fair market value of the restricted shares or the common stock represented by the restricted share units, or (ii) the applicable bonus, salary or compensation amounts foregone by the participant as a condition of receiving such restricted shares or restricted share units. If a participant’s employment or term as a director is terminated without cause, as a result of the death or disability of the participant, or pursuant to a change in control of the Company as defined in the Stock Purchase Plan during the restricted period, then all remaining restrictions will lapse and the Company will issue such participant unrestricted common stock equal to the amount of restricted shares or restricted share units held by the participant on the last day of employment or term as a director. The Stock Purchase Plan provides that the failure of a director to be re-elected is equivalent to a termination without cause. If, during the restricted period, a participant resigns or retires, the participant’s right to the restricted shares or the restricted share units will be forfeited entirely and the participant will instead have the right to receive a cash payment, shares of common stock or a combination of both equal to the applicable bonus, salary or compensation amounts foregone by the participant as a condition of receiving such restricted shares or restricted share units. The Company will issue shares of common stock equal to the amount of restricted share units held by the participant after the restricted period has lapsed upon the earliest of (i) a date specified by the Company, (ii) the death or disability of the participant (iii), a separation from service as provided in Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and the Treasury Regulations promulgated there under, or (iv) a change in control of the Company as defined in the Stock Purchase Plan.

Assuming the Amendment is approved, the term of the Stock Purchase plan will be extended from April 25, 2018 to April 25, 2028. Upon approval of the Amendment, no grants of restricted shares or restricted share units can be made under the Stock Purchase Plan after April 25, 2028. Holdings of restricted shares or restricted share units acquired prior thereto, however, can extend beyond such date, and the provisions of the Stock Purchase Plan will continue to apply thereto.

The Board can suspend, terminate, modify, or amend the Stock Purchase Plan; provided, however, that an amendment that requires shareholder approval for the Stock Purchase Plan to comply with any law, regulation, or stock exchange requirement shall not be effective unless approved by the requisite vote of shareholders.

Federal Income Tax Consequences

The following is a brief summary of the principal federal income tax consequences of transactions under the Stock Purchase Plan based on current federal income tax laws. The summary is not intended to constitute tax advice and does not address, among other things, possible state, local, or foreign tax consequences.

Restricted Shares

A participant will include as ordinary income the fair market value of any restricted shares purchased by the participant at the time of purchase. A participant’s tax basis in restricted shares is equal to the amount includable in income with respect to such restricted shares. With respect to the sale of restricted shares after the expiration of the two-year restricted period, any gain or loss will generally be treated as long-term capital gain or loss, because the holding period for such restricted shares is measured from the date the participant included the restricted shares in income.

If the compensation committee determines that the Company may lose some or all of its federal income tax deduction in connection with a participant’s purchase of restricted shares because of the $1.0 million annual deductibility cap of Section 162(m) of the Code, the compensation committee, in its discretion, may cause some or all of such restricted shares to be converted into an equal number of restricted share units. A participant who receives restricted share units that have been substituted for restricted shares, generally, will not recognize income upon receipt of such restricted share units, but will be treated as having originally purchased restricted share units, the federal income tax consequences of which are discussed below.

The Company generally will be entitled to a deduction in the amount of a participant’s income at the time such income is recognized by the participant whether as a result of the receipt of restricted shares or the receipt of property in payment of restricted share units as discussed below, provided that the participant includes such amount in income or the Company satisfies applicable reporting requirements, and subject to possible limitations on deductibility under Section 162(m) of the Code of compensation paid to executives designated in that Section.

The compensation committee can, in its discretion and on such terms and conditions as it determines, permit or require a participant to pay the minimum required statutory withholding of taxes arising in connection with the grant of restricted shares by having the Company withhold such shares of the common stock or by the participant delivering previously acquired shares of the common stock having a fair market value equal to the amount of taxes to be withheld.

Restricted Share Units

A participant will not recognize income upon the purchase of restricted share units, but will instead include as ordinary income the fair market value of common stock received in payment of such restricted share units at the time of such payment. A participant’s tax basis in such restricted share units is equal to the amount includable in income with respect to such restricted shares units. The Company will issue common stock as payment with respect to restricted share units after the termination of the restricted period upon the earliest of (i) a date specified by the Company, (ii) the death or disability of the participant, (iii) a separation from service as provided in Section 409A of the Code and the Treasury Regulations promulgated there under, or (iv) a change in control of the Company as defined in the Stock Purchase Plan. With respect to the sale of common stock received in payment of restricted share units, any gain or loss will generally be treated as long-term or short-term capital gain or loss, depending on the holding period. The holding period for capital gains treatment will begin when common stock is received in payment of the restricted share units.

If the compensation committee determines that the Company may lose some or all of its federal income tax deduction in connection with the payment of common stock to a participant in satisfaction of such participant’s restricted share units because of the $1.0 million annual deductibility cap of Section 162(m) of the Code, the compensation committee, in its discretion, may postpone payment in satisfaction of such restricted share units, to the extent permissible under treasury regulation Section 1.409A-2(b)(7), until such time as the Company will not lose its federal income tax deduction under section 162(m) for the delivery of common stock.

The Company generally will be entitled to a deduction in the amount of a participant’s income at the time such income is recognized as described above, provided that the participant includes such amount in income or the Company satisfies applicable reporting requirements.

The compensation committee can, in its discretion and on such terms and conditions as it determines, permit or require a participant to pay the minimum required statutory withholding of taxes arising in connection with the grant of restricted share units by having the Company withhold such shares of the common stock or by the participant delivering previously acquired shares of the common stock having a fair market value equal to the amount of taxes to be withheld.

Equity Compensation Plan Information

The following table provides aggregate information as of December 31, 2015, with respect to shares of our common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Available for Future Issuance Under Equity Compensation Plans (excluding Securities Reflected in Column (a)) (c)(1)
Equity Compensation Plans Approved by Security Holders	232,000	$6.97	312,064
Equity Compensation Plans Not Approved by Security Holders	None	None	None

Total	232,000	$6.97	312,064

(1)	Includes 0 shares available for issuance under the 2005 Long-Term Incentive Plan and the 2008 Stock Purchase Plan and 312,064 shares available under the 2010 Long-Term Incentive Plan.

Board’s Recommendation

We believe that stock ownership is important to retaining key employees and is a motivating factor for officers to achieve corporate performance goals. We also believe the Stock Purchase Plan is consistent with our compensation philosophies and objectives, including, in particular, promoting the alignment of interests of our officers with our shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE 2008 STOCK PURCHASE PLAN FOR KEY PERSONNEL.

PROPOSAL 4

ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables the Company’s shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules. Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the Company is asking its shareholders to indicate their support for its Named Executive Officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to express their views on the compensation paid to the Company’s Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, the Company is asking its shareholders to vote “FOR” the following resolution at the Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2016 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

We believe that our executive compensation is designed to reward our officers for the Company’s performance as a whole and for the officer’s individual effort in achieving the Company’s goals. Our compensation program includes the elements of (a) a base salary that is reflective of job responsibilities, expertise, and comparability to the same positions with U.S. public healthcare companies having similar revenues, (b) an annual bonus to reward individual effort in achieving the Company’s goals, and (c) share-based compensation to align the financial interests of our senior officers with those of our shareholders. Annual incentive (bonus) awards are designed to focus management attention on key operational goals for the current fiscal year and are significantly tied to the Company’s achievement of operational goals. We believe that these goals are aligned with the interests of our shareholders.

The “say-on-pay” vote is advisory, and therefore is not binding on the Company, the compensation committee or the board of directors. However, the board of directors and the compensation committee value the opinions of our shareholders and, to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, will consider the shareholders’ concerns and the board of directors and compensation committee will evaluate whether any actions are necessary to address those concerns. The Company has elected to hold the “say-on-pay” vote every year.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE COMPANY’S COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE ACCOMPANYING COMPENSATION TABLES CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL 5

RATIFICATION OF THE SELECTION OF BDO USA, LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016

The board of directors has ratified the audit committee’s selection of BDO USA, LLP to serve as our independent registered public accounting firm for 2016, subject to ratification by our shareholders. BDO has served as the Company’s independent auditors since 2002.

We are asking our shareholders to ratify the selection of BDO USA, LLP as our independent registered public accounting firm. Although ratification is not required by our by-laws or otherwise, the board is submitting the selection of BDO USA, LLP to our shareholders for ratification because we believe it is a matter of good corporate practice. If the shareholders do not ratify the selection of BDO, the selection of the independent registered public accounting firm will be reconsidered by the audit committee, although the audit committee would not be required to select a different independent registered public accounting firm for the Company. Even if the selection is ratified, the audit committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

FEES TO BDO USA, LLP

What fees were paid to the Company’s independent auditors during fiscal 2015?

For the fiscal years ended December 31, 2015 and 2014, the total fees paid to our independent auditors, BDO, were as follows:

	2015	2014
Audit Fees(1)	$427,000	$386,000
Audit-Related Fees(2)	13,000	13,000
Tax Fees(3)	209,000	101,000
All Other Fees	0	0

Total Fees for Services Provided	$649,000	$500,000

(1)	Audit Fees include fees billed for professional services rendered in connection with the audit of the Company’s financial statements and fees charged for the review of the Company’s quarterly financial statements.
(2)	Audit-Related Fees consist of audits of the Company’s savings plan and trust.
(3)	Tax Fees include those charged for tax advice, planning and compliance.

In accordance with the charter of our audit committee and consistent with the policies of the Securities and Exchange Commission, all auditing services and all non-audit services to be provided by any independent auditor of the Company shall be pre-approved by the audit committee. All of the services above were pre-approved by our audit committee. In assessing requests for services by the independent auditor, the audit committee considers whether such services are consistent with the auditor’s independence, whether the independent auditor is likely to provide the most effective and efficient service based upon their familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality.

The audit committee has considered whether the provision of these services is compatible with maintaining the principal accountant’s independence.

Representatives of BDO USA, LLP, will be present at the Annual Meeting to answer appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN 2016.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of the registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Such executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. The SEC requires public companies to disclose in their proxy statements whether persons required to make such filings missed or made late filings. Based on a review of forms filed by its reporting persons during the last fiscal year, the Company believes that they complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 except that Mr. Brame filed a Form 4, with respect to one transaction, one day late.

MISCELLANEOUS

It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders who do not expect to attend in person are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxy promptly.

APPENDIX A

AMENDMENT 2 TO

DIVERSICARE HEALTHCARE SERVICES, INC.

2008 EMPLOYEE STOCK PURCHASE PLAN FOR KEY PERSONNEL

1. Section 4.1(a) of the Plan is hereby deleted in its entirety and replaced with the following:

4.	Stock Subject to Plan

(a)	The maximum number of Shares that may be collectively distributed as Restricted Shares, Restricted Share Units, and any Dividend Equivalent paid upon any Restricted Share Units under the Plan is 350,000 Shares, which number will be subject to adjustment as provided in Section 9 hereof. Such Shares may be either authorized but unissued Shares or Shares that have been or may be reacquired by the Company.

2. Section 14 of the Plan is hereby deleted in its entirety and replaced with the following:

14.	Term of the Plan.

The Plan shall terminate April 25, 2028. No other purchases may be made after such termination, but termination of the Plan shall not, without the consent of any Participant who then holds Restricted Shares and/or Restricted Share Units, alter or impair any rights or obligations in respect of such Restricted Shares or Restricted Share Units.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Central Time, on June 8, 2016.
Vote by Internet
• Log on to the Internet and go to www.investorvote.com/DVCR
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA US territories & Canada any time on a touch tone telephone.
• Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A.	Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2, 3, 4 and 5.

	1.	Approve an amendment to our Certificate of Incorporation to declassify our board of directors.

		For	Against	Abstain
		☐	☐	☐

2.	Elect three (3) Class 1 directors, to hold office for a one year term (or a three (3) year term if Proposal 1 is not approved) and until their successors have been duly elected and qualified.

		For	Withhold
	01 – William C. O’Neil, Jr.	☐	☐

	02 – Robert Z. Hensley	☐	☐

	03 – Robert A. McCabe, Jr.	☐	☐

3.	Approve an amendment to the 2008 Stock Purchase Plan to increase the number of shares available under the plan by 200,000 shares and to extend the term to April 2028.

	For	Against	Abstain
	☐	☐	☐

4.	To approve, on an advisory basis, the compensation paid to our named executive officers.

	For	Against	Abstain
	☐	☐	☐

5.	Ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2016.

	For	Against	Abstain
	☐	☐	☐

6.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

	For	Against	Abstain
	☐	☐	☐

B.	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Signatures of Shareholder(s) should correspond exactly with the name printed hereon. Joint owners should each sign personally. Executors, administrators, trustees, etc., should give full title and authority.

Date (mm/dd/yyyy) - Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.
/ /

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Diversicare Healthcare Services, Inc.

Annual Meeting of Shareholders, June 9, 2016

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Kelly J. Gill and James R. McKnight, Jr. and each of them, as proxies, each with power of substitution, to vote all shares of the undersigned at the annual meeting of the shareholders of Diversicare Healthcare Services, Inc., to be held on Thursday, June 9, 2016, at 9:00 a.m. Central Daylight Time, at the Company’s offices, 1621 Galleria Boulevard, Brentwood, Tennessee 37027 and at any adjournments or postponements thereof, in accordance with the instructions on the reverse.

THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4 AND 5.

PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY.